UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
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                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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[ ] Preliminary proxy statement
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    14a-6(e)(2))
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                            COLE NATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                       N/A
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)


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The following is a press release issued by Cole National on May 13, 2004:

[COLE NATIONAL LOGO]                                        PRESS RELEASE
                                                        FOR IMMEDIATE RELEASE
-----------------------------------------------------------------------------

         1925 Enterprise Parkway                   Listed on New York Exchange
         Twinsburg, Ohio 44087                     Symbol "CNJ"
         (330) 486-3100


                   COLE NATIONAL CORPORATION ANNOUNCES UPDATE
                               ON MOULIN PROPOSAL

CLEVELAND, May 13 /PRNewswire-FirstCall/ -- Cole National Corporation (NYSE:
CNJ) today announced that Moulin International Holdings Limited had informed the Company that one of Moulin's financing sources was not prepared to provide senior debt financing on the terms originally proposed which were contemplated in Moulin's acquisition proposal. Moulin advised Cole National that HAL Holding, N.V., which owns approximately 19.2% of Cole National's outstanding shares, and its mezzanine financing source are willing to proceed with the transaction on the basis of the terms originally proposed, and that Moulin is continuing to evaluate alternatives which could allow Moulin's proposal to proceed. There can be no assurance as to whether Moulin will obtain financing for its proposal, whether any agreement with Cole National will result, or the terms and conditions thereof.

As previously announced, in January 2004 Cole National entered into a merger agreement with Luxottica Group S.p.A. pursuant to which Luxottica would acquire Cole National in a merger at a price of $22.50 per share in cash. On April 15, 2004, Moulin submitted an unsolicited, non-binding offer to acquire Cole National in a merger at a price of $25.00 per share in cash, several days before Cole National's scheduled special meeting of stockholders to consider the merger with Luxottica Group S.p.A. Cole National stated that its Board of Directors has not withdrawn, modified or changed its recommendation of the Luxottica merger, and the merger agreement with Luxottica remains in effect. The Luxottica merger agreement is subject to approval by Cole National stockholders, receipt of regulatory approvals and other customary conditions.

About Cole National

Cole National Corporation's vision business, together with Pearle franchisees, has 2,177 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 727 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,487 optical stores in Austria, Belgium, Den-mark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

Cole National filed a definitive proxy statement containing information about the proposed Luxottica merger with the United States Securities and Exchange Commission (the "SEC") on March 15, 2004, which stockholders are urged to read because it contains important information. Stockholders may obtain, free of charge, a copy of the definitive proxy statement and other documents filed by Cole National with the SEC at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Cole National will be available free of charge from the Company.

Cole National and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Cole National in favor of the proposed Luxottica transaction. Information concerning the participants in the proxy solicitation is set forth in the definitive proxy statement as filed with the SEC.


Safe Harbor Statement

Certain statements in this press release may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, risks that the Luxottica merger will not be completed, risks that stockholder approval may not be obtained for the Luxottica merger, legislative or regulatory developments that could have the effect of delaying or preventing the Luxottica merger, uncertainties as to whether any transaction will be entered into with Moulin or, if entered into, will be consummated, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, as well as other political, economic and technological factors and other risks referred to in Cole National's filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and Cole National does not assume any obligation to update them.


  CONTACT:
  COLE NATIONAL CORPORATION                          OR KEKST AND COMPANY
  Joseph Gaglioti                                    Victoria Weld/Ruth Pachman
  Tel.: +1 330-486-3100                              Tel.: +1 212-521-4800